Exhibit 99.1

Contacts
Damon Elder	Julie Leber
Spotlight Marketing Communications	Spotlight Marketing Communications
(949) 427-5172, ext. 702	(949) 427-5172, ext. 703
damon@spotlightmarcom.com	julie@spotlightmarcom.com

Strategic Storage Trust IV Initial Public Offering

Declared Effective by the U.S. Securities and Exchange Commission

Strategic Storage Trust IV has commenced operations with $7.5 million private offering transaction

LADERA RANCH, Calif. – (March 17, 2017) – Strategic Storage Trust IV, Inc. announced today that its registration statement pertaining to an initial public offering of approximately $1.095 billion in shares of common stock was declared effective by the Securities and Exchange Commission on March 17, 2017.

Strategic Storage Trust IV intends to qualify as a real estate investment trust for federal income tax purposes for the taxable year ending December 31, 2017 and will offer up to $1.0 billion in shares of its common stock in its primary offering, consisting of three classes of shares: Class A shares for $25.00 per share (up to $450 million in shares), Class T shares for $24.21 per share (up to $450 million in shares), and Class W shares for $22.75 per share (up to $100 million in shares).

Strategic Storage Trust IV’s share classes are designed for and available for different categories of investors. All investors may choose to purchase Class A or Class T shares in the offering, while Class W shares are only available to investors purchasing through certain fee-based programs or registered investment advisors.

Strategic Storage Trust IV is also offering up to $95 million in shares of its common stock pursuant to its distribution reinvestment plan at $23.75 per share for Class A shares, $23.00 per share for Class T shares and $22.75 per share for Class W shares.

Strategic Storage Trust IV intends to primarily invest in a portfolio of self-storage properties consisting of both income-producing and growth properties located in the United States and Canada.

Pursuant to a prior sale of $7.5 million in Class A shares via a private offering transaction, there is no minimum offering escrow, so upon the declaration of effectiveness, Strategic Storage Trust IV has commenced operations. As such, there is no minimum number of shares the REIT must sell before accepting subscriptions in its offering.

Residents of Washington and Pennsylvania will not be admitted until aggregate subscriptions exceed $10 million and $50 million, respectively, in gross offering proceeds. The proceeds from initial subscriptions are now available to the REIT for the acquisition of real estate assets and other purposes.

A copy of the final prospectus for the offering is available without charge upon written request addressed to Strategic Storage Trust IV, Inc., 10 Terrace Road, Ladera Ranch, California 92694 or by phone at (877) 327-3485.

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About Strategic Storage Trust IV, Inc.

Strategic Storage Trust IV, Inc., is a Maryland corporation that intends to quality as a real estate investment trust for federal income tax purposes. Strategic Storage Trust IV focuses on the acquisition of stabilized and growth self storage properties.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in Strategic Storage Trust IV’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.